Exhibit 97
IPG PHOTONICS CORPORATION
INCENTIVE BASED COMPENSATION RECOUPMENT POLICY

1.Purpose. The purpose of the IPG Photonics Corporation Incentive Based Compensation Recoupment Policy (the “Policy”) is to describe the circumstances in which IPG Photonics Corporation (the “Company”) will recover the amount of erroneously awarded Incentive Based Compensation (as defined below) received by a current or former Executive Officer (as defined below) in the event that the Company is required to prepare an Accounting Restatement (as defined below).
2.Definitions. For purposes of this policy, the following terms have the definitions set forth below:
A.“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

B.“Board” shall mean the Board of Directors of IPG Photonics Corporation.

C.“Committee” shall mean the Compensation Committee of the Board.

D.“Company” shall mean IPG Photonics Corporation.

E.“Effective Date” shall mean July 28, 2023.

F.“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Incentive Based Compensation received that exceeds the amount of Incentive Based Compensation that otherwise would have been received had it been determined based on the restated amounts.

G.“Executive Officer” means the Company’s Chief Executive Officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. For purposes of this Policy, any current or former Executive Officer shall be considered an Executive Officer.

H.“Financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also
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financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.

I.“Incentive Based Compensation” means compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Based Compensation is deemed received in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive Based Compensation award is attained, even if the payment or grant of the Incentive Based Compensation occurs after the end of that period.

J.“Nasdaq” shall mean the The Nasdaq Stock Market LLC.

K.“Restatement Date” shall mean the earlier to occur of (i) the date the Board, the Committee or the officers of the Company authorized to take such action, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.

L.“SEC” shall mean the U.S. Securities and Exchange Commission.

3.Application. This Policy applies to all Incentive Based Compensation received by a current and former Executive Officer: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) who served as an Executive Officer at any time during the performance period for that Incentive Based Compensation; (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (v) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement; provided that this policy also applies to any transition period that results from a change in the Company’s fiscal year within or immediately following the three completed fiscal year period; provided further that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year; provided further that this policy will only apply to Incentive Based Compensation received on or after the effective date of the Nasdaq rule adopting Rule 10D-1 under the Securities Exchange Act of 1934, as amended.
4.Recovery of Erroneously Awarded Incentive Based Compensation.
A.In the event of an Accounting Restatement, the Company shall promptly determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall provide written notice to each Executive Officer of (i) the Restatement Date, (ii) the amount of Erroneously Awarded Compensation received, and (iii) the method, manner, and time for repayment or return or such Erroneously Awarded Compensation, as applicable. The amount of Incentive Based Compensation that is subject to recovery will be computed without regard to any taxes paid.
B.The Committee shall have the discretion to determine the appropriate means of recovery of such Erroneously Awarded Compensation based on applicable facts and circumstances. If an Executive Officer fails to repay Erroneously Awarded Compensation to the Company by the time and in the manner set forth in writing by the Committee, the Company shall take all actions reasonable and appropriate to recover the Erroneously Awarded Compensation from the Executive Officer.

The Executive Officer shall be required to reimburse the Company for all expenses reasonably incurred by the Company in recovering Erroneously Awarded Compensation.
C.For Incentive Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:
i.the amount will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Based Compensation was received; and
ii.the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
5.Recovery Exceptions. The Company will recover erroneously awarded compensation in accordance with this Policy, except to the extent that any of the following conditions are met and the Committee has determined that recovery would be impracticable:
A.the direct expense paid to a third party to assist in enforcing this policy would exceed the amount to be recovered; provided that before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company will make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide such documentation to Nasdaq;
B.recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company will obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and provide such opinion to Nasdaq; or
C.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
6.Reporting and Disclosure Requirements. The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.
7.Indemnification Prohibition. The Company will not indemnify any current or former Executive Officer against the loss of erroneously awarded Incentive Based Compensation.
8.Other Recoupment Rights. This policy is not intended to limit the Company’s ability to pursue other means to recover damages resulting from wrongdoing. The Company retains all rights it may have under applicable law.

9.Administration. The Committee shall have sole discretion in making all determinations under this Policy. Any determinations of the Committee shall be binding on the Executive Officer.
10.Amendment. This policy may be amended from time to time in the Committee’s sole discretion.
11.Compliance with the Exchange Act. Notwithstanding the foregoing, this Policy shall be interpreted and administered consistent with the applicable securities laws, including the requirements of (i) Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Rule 10D-1 under the Exchange Act, and (iii) the listing standards adopted by Nasdaq pursuant to Rule 10D-1.

Approved and Adopted: July 28, 2023

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